R.M. Bradley & Co., Inc.
73 Tremont Street
Boston, Massachusetts 02108-3901
617-421-0750 Fax 617-421-0777

RM Bradley

July 25, 2002

Ms. Ruth White
Appraisal Manager
Boston Federal Savings Bank
17 New England Executive Park Drive
Burlington, MA 02151

RE:      190 VFW Parkway
         Revere, Massachusetts

Dear Ms. White:

In accordance with your request, and for the purpose of estimating the market value "as is" of the fee simple estate of the land in the property located at 190 Veterans of Foreign War Parkway, Revere, Suffolk County, Massachusetts, I have personally inspected the property and have made careful investigations and analyses as reported in this documented, narrative report. The date of inspection was July 12, 2002.

The property, which is the subject of this report, is utilized as a greyhound-racing park with grandstand and other facilities. The improvements are situated on a total site area of 33.8+/- acres, with a large portion used for parking for the racetrack, and another portion used as a parking lot for the nearby Wonderland MBTA subway stop, as well as an unimproved portion, restricted flood control area. The usable commercial portion has been approximately estimated 26.76+/- acres. At the request of the client, the subject has been valued as land only. The track, grandstand facilities, and small buildings have not been taken into consideration in valuing the subject other than potential demolition cost. Nor has any licenses or business values associated with the improvement been taken into account. The intended use of this report is for mortgage financing activities.

It has been my intention to prepare this appraisal report in accordance with the Uniform Standards of Professional Appraisal Practice (USPAP), as adopted by the Appraisal Foundation, as well as the professional standards and ethical rules of the Appraisal Institute.

An Executive Summary can be found on a following page and this report is predicated on the Assumptions and Limiting Conditions found within. Special attention should be paid to the Additional Assumptions and Limiting Conditions as they are germane to the subject property.

As a result of my investigation and analysis, it is my opinion that the market value of the fee simple estate in the property being appraised as land value only, as of the date of inspection, July 12, 2002, was:

               THIRTEEN MILLION SIX HUNDRED FIFTY THOUSAND DOLLARS

                                  ($13,650,000)

This letter is not intended to be a stand-alone document, and its use as such could be misleading to a third party reader. It is accompanied by a complete, summary appraisal discussing the methodology and conclusions employed to arrive at this value estimate.

It has been a pleasure to provide you with this report. If you have any questions after you review this document, please feel free to contact me.

   Respectfully submitted,


   Alexander R. Holliday, III, MAI
   Director Valuation & Consulting
   MA Cert. Gen. R. E. Appraiser #716

                                TABLE OF CONTENTS

   TABLE OF CONTENTS ..........................................................1

   SECTION 1: CERTIFICATION AND ASSUMPTIONS

   CERTIFICATION ..............................................................3
   ASSUMPTIONS AND LIMITING CONDITIONS ........................................4
   ADDITIONAL ASSUMPTIONS AND LIMITING CONDITIONS..............................6

   SECTION II: EXECUTIVE SUMMARY

   EXECUTIVE SUMMARY ..........................................................8
   IDENTIFICATION OF REAL ESTATE ..............................................9
   PURPOSE OF THE APPRAISAL...................................................10
   EXPOSURE TIME..............................................................13
   PROPERTY HISTORY ..........................................................14
   REPORT SUMMARY.............................................................15

   SECTION III: THE MARKET

   REGIONAL TRENDS ...........................................................18
   CITY OF REVERE . ..........................................................23
   RETAIL MARKET OVERVIEW ....................................................27
   COMPETITIVE MARKET ANALYSIS ...............................................28
   OFFICE MARKET OVERVIEW ....................................................33
   NEIGHBORHOOD/IMMEDIATE MARKET AREA DESCRIPTION.............................35

   SECTION IV - THE PROPERTY

   PROPERTY DESCRIPTION.......................................................45
   BUILDING DESCRIPTION ......................................................50
   TITLE AND LEGAL DATA ......................................................51
   SALE HISTORY ..............................................................51
   ASSESSMENT DATA............................................................52
   ZONING ....................................................................54

   SECTION V: HIGHEST AND BEST USE

   HIGHEST AND BEST USE.......................................................59
   HIGHEST AND BEST USE AS THOUGH VACANT .....................................59

   SECTION VI: VALUATION

   VALUATION .................................................................64
   SALES COMPARISON APPROACH .................................................66
   RECONCILIATION AND FINAL VALUE ESTIMATE ...................................74

   SECTION VII: EXHIBITS AND ADDENDA

   Detailed Sales Sheets and Plans
   Copy of Legal Description
   Copy of Portion of Town Monograph
   Copy of RE Tax Summary
   Contractor's Estimate of Demolition Cost
   Qualifications of Appraiser

                    SECTION I: CERTIFICATION AND ASSUMPTIONS

                                  CERTIFICATION

I certify that to the best of my knowledge and belief,

(1)      The statements of facts contained in this report are true and correct.

(2) The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions and conclusions.

(3) I have no present or prospective interest in the property that is the subject of this report, and we have no interest or bias with respect to the parties involved.

(4) My compensation is not contingent on an action or event resulting from the analysis, opinions or conclusions in, or the use of this report.

(5) My analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

(6) The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

(7) The appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

(8) Alexander R. Holliday, III, MAI inspected the property that is the subject of this report.

(9) No one provided significant professional assistance to the persons signing this report. Robert I Nordstrand assisted in the collection of market data.

(10) As of the date of this report, Alexander R. Holliday, III, MAI has completed the requirements of the continuing education program of the Appraisal Institute.

(11) As a result of my investigation and analysis, it is my opinion that the market value of the fee simple estate in the subject property, as of July 12, 2002, was as so stated in the Letter of Transmittal.


                                        ---------------------------------
                                        Alexander R. Holliday, III, MAI
                                        MA Cert. Gen. R.E. Appraiser #716

                       ASSUMPTIONS AND LIMITING CONDITIONS

1) The legal description contained in this report is assumed to be correct. No survey of the property has been made by the appraiser and no responsibility is assumed in connection with such matters. The sketches contained in this report were not completed by an engineer and are included to assist the reader in visualizing the property.

2) No title search was completed in connection with this appraisal report. Therefore, no responsibility is assumed for matters of a legal nature affecting title to the property, nor is an opinion of title rendered in this report. The title is assumed to be good and merchantable.

3) Information furnished by others is assumed to be true, factually correct and reliable. A reasonable effort has been made to verify such information, but no responsibility for its accuracy is assumed by the appraiser.

4) All mortgages, liens, encumbrances, and leases have been disregarded unless so specified within this report. The property is appraised as though under responsible ownership and competent management. It is assumed in this report that there were no hidden or inapparent conditions of the property, subsoil, or structures which would render it more or less valuable. No responsibility is assumed for such conditions or for engineering, which may be required to discover them.

5) It is assumed that there is full compliance with all applicable federal, state and local environmental regulations and laws unless non-compliance is noted. It is further assumed that the property is not contaminated by hazardous waste or other materials, which would reduce its utility or value.

6) It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless a non-conformity has been stated, defined and considered in the appraisal report.

7) It is assumed that all required licenses, consents or other legislative or administrative authority from any local, state or national governmental or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.

8) It is assumed that the utilization of the land and the improvements is within the boundaries or property lines of the property being described and there is no encroachment or trespassing unless noted within this report.

9) The appraiser will not be required to give testimony or appear in court because of having made this appraisal, with reference to the property in question, unless arrangements have been previously made prior to the completion of this assignment.

10) Possession of this report, or a copy thereof, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraiser, and in any event only with the proper written qualifications and only in its entirety.

11) The distribution of the total valuation in this report between land and improvements applies only under the reported highest and best use of the property. The allocation of land and improvement in value must not be used in conjunction with any other appraisal and is invalid if so used.

12) Neither all nor any part of the contents of this report or copy thereof shall be conveyed to the public through advertising, public relations, news, sales, or any other media without written consent and approval of the appraiser. Nor shall the appraiser, firm or professional organization of which the appraiser is a member be identified without written consent of the appraiser.

13) The Americans with Disabilities Act (ADA) became effective January 26, 1992. I have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since I have no direct evidence relating to this issue, I did not consider possible noncompliance with the requirements of ADA in estimating the value of the property.

                 ADDITIONAL ASSUMPTIONS AND LIMITING CONDITIONS

1) The land area provided in a survey by BSC Surveyors is assumed to be correct.

2) It is assumed that the portion of the subject across the County Ditch is restricted to overflow flood drainage per the requirements of the Revere Conservation Commission.

3) At the instructions of the client, the subject has been appraised as if it were vacant land.

4) The value of licenses or business value has not been taken into account.

5) The appraiser has estimated the usable area of the site. For a more accurate measurement, a surveyor should be engaged.

                          SECTION II: EXECUTIVE SUMMARY

                                EXECUTIVE SUMMARY

LOCATION:                         190 VFW Parkway
                                  Revere, Massachusetts

OWNER OF RECORD:                  Wonderland Greyhound Park, Inc.

PURPOSE OF APPRAISAL:             Estimate the market value of the fee simple
                                  estate of the land only

LAND AREA:                        33.8+/- acres, or 1,472,600+/- sq. ft. -
                                  26.76+/- acres (estimated) usable

FLOOD PLAIN:                      Zones A-7 and B

HAZARDOUS WASTE:                  Assumed clean

BUILDING IMPROVEMENTS:            For descriptive purposes only, not
                                  considered in valuation other than
                                  demolition cost:

                                  Greyhound racetrack, clubhouse.
                                  grandstand, office and outbuildings, parking lot for racetrack, parking lot for Wonderland MBTA subway stop

ZONING:                           Planned Development District 2

NEIGHBORHOOD:                     Commercial, with nearby high-rise
                                  residential/condominium buildings, and
                                  shopping center

CURRENT USE/OCCUPANCY:            Greyhound racetrack and ancillary facilities,
                                  commuter parking lot
HIGHEST AND BEST USE
AS IF VACANT:                     Mixed Use, mainly retail, parking & hotel

ESTIMATES OF VALUE:

Cost Approach:                    Not Used
Income Approach:                  Not Used
Sales Comparison Approach:        $13,650,000

FINAL ESTIMATE OF VALUE:          $13,650,000

DATE OF INSPECTION:               July 12, 2002

EFFECTIVE DATE OF APPRAISAL:      July 12, 2002

APPRAISER:                        Alexander R. Holliday, III, MAI

                                  MA Cert. Gen. R.E. Appraiser #716
                                  R. M. Bradley & Co., Inc.
                                  73 Tremont Street
                                  Boston, MA  02108

                          IDENTIFICATION OF REAL ESTATE

         The subject property is located at 190 Veterans of Foreign Wars Parkway, Revere, Suffolk County, Massachusetts. The property is further identified on the Revere Assessors' Map as Parcel 1, Block 154B; Parcels 1-21, Block 17A; Parcels 1-13, Block 174B; Parcels 1-17, Block 174C; Parcels 1-6 & 8, Block 174D; Parcels 1-17 & 21-28, Block 175; Parcels 2&5, Block 79A; and Parcels 3, 4, 9, 12 & 14 on Map 9. A legal description can be found in the Suffolk County Registry of Deeds, Book 19508. Pages 154-165, a copy of which is in the ADDENDA of this report.

                            PURPOSE OF THE APPRAISAL

         The purpose of this appraisal is to estimate the market value of the fee simple estate "as is" in the land only of the property located at 190 VFW Parkway, Revere, Suffolk County, Massachusetts. The effective date of this appraisal is July 12, 2002.

DEFINITION OF MARKET VALUE

         Market value is the major focus of most real property appraisal assignments. Both economic and legal definitions of market value have been developed and refined. The current economic definition agreed upon by federal and financial institutions in the United States of America is:

         Market value means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         (1)      Buyer and seller are typically motivated;

         (2) Both parties are well informed or well advised, and each acting in what they consider their own best interests;

         (3)      A reasonable time is allowed for exposure in the open market;

         (4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         (5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.(1)

PROPERTY RIGHTS APPRAISED

         The property rights appraised herein are considered to be fee simple rights in real estate as the property is owner occupied.

Fee Simple Estate is defined as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."(2)

INTENDED USER/INTENDED USE OF THE APPRAISAL

----------------------------------
(1)      Office of the Comptroller, Rule 12, CFR 34.42(f)

(2) Appraisal Institute. The Dictionary of Real Estate Appraisal, Third Edition (Chicago: Appraisal Institute, 1993), p. 140.

         This report is intended only for use by Boston Federal Savings Bank for mortgage financing related activities. This report is not intended for any other use. Use of this report by others is not intended by the appraiser.

EXTENT OF THE PROCESS OF DATA COLLECTION

         The appraiser has inspected both the buildings and the site with an owner's representative. In addition, a study has been made of general market conditions; local supply and demand characteristics; a review of economic trends in the region in Boston, evaluation of zoning, property tax, and highest and best use issues as vacant. Market data has been collected through discussions with municipal employees, such as planners, interviews with commercial brokers, property managers and owners, discussions with other appraisers and a review of real estate journals. An attempt was made to confirm all comparable transactions with a principal or broker involved.

         As previously discussed, the main assumption of this report is valuation of the subject as if vacant and of the land only. Thus, the Sales Comparison Approach utilizing comparable land sales was determined to be the most appropriate method of valuation and was utilized, while the Cost and Income Approaches were not considered.

         The research, analyses and resulting opinions have been reported in this documented narrative appraisal, which is presented in a complete, summary, narrative appraisal.

OWNERSHIP

         The subject property is owned by Wonderland Greyhound Park, Inc.

APPRAISAL DATE

         The effective date of the valuation estimate is July 12, 2002, which is also the date on which the property was inspected by Alexander R. Holliday, III, MAI. The preparation date of this report is July 25, 2002.

                                  EXPOSURE TIME

         The exposure time differs from the marketing time because it is indicative of how long the property would have been on the market, prior to an assumed fair cash value transfer on the effective date of value. It is concluded that the likely time to properly market the property prior to July 12, 2002 would be approximately one year or less. A typical scenario would be that property would be under option for six to 12 months in order to obtain zoning approval. Upon achievement of zoning approval a sale would be consummated. However, some sites have sold without zoning approval. A site near the subject that was developed with a hotel took approximately one year to sell.

                                PROPERTY HISTORY

         The Wonderland Dog Track has been operating since 1935 for greyhound racing. The main grandstand building was built in 1935, while the clubhouse building was constructed in 1965, with subsequent renovations to the buildings. ln 1994 an adjacent lot, previously part of the subject property, was sold and developed as a shopping center. As part of the development of the shopping center, a northwestern portion of the subject was designated an overflow parking area and flood control area in an agreement with the Revere Conservation Commission. Reportedly, the subject is not on the market for sale. The property has been under the same ownership for over 12 plus years. The northern half of the parking lot, approximately 8 acres, is utilized as a commuter parking lot, operated by Wonderland, for the nearby Blue Line (subway) Wonderland stop. The gross income (excluding real estate taxes, maintenance, insurance, management, salaries) from this operation has been $770,794 in 2001. The parking fee is $4.00 per day. The subject site has been identified by the Mayor of Revere as a future commercial development opportunity. However, according to the Westwood Group, they are intent on keeping dog racing at the site for the near future.

                                 REPORT SUMMARY

         The remainder of this report will consist of four sections and an important ADDENDA. SECTION III is entitled "THE MARKET" and will provide an outline of competition, supply, and demand elements in the marketplace. This portion of the appraisal will define the market niche for the property and help the reader focus upon the context in which it must be evaluated. SECTION IV is entitled "THE PROPERTY" and will assist the reader in understanding locational and physical attributes, and we will address property tax and zoning issues. In
SECTION V we will explain our conclusions as to highest and best use. SECTION VI is entitled "VALUATION." This will involve the development and explanation of the various approaches to value, along with a reconciliation of the approaches. The "RECONCILIATION" section is where we will address the strengths and weaknesses of the various techniques, and will provide reasonable support for a final estimate of value.

         Finally, within the ADDENDA of this report are items, which are included as background and support materials, qualifications of the appraiser, pertinent documents, zoning summaries, etc.

                             SECTION III: THE MARKET

                                 [REGIONAL MAP]

                                 REGIONAL TRENDS

         The Massachusetts and New England outlook has changed since the decline of the technology/dot-com sector in the start of 2001 and exacerbated by the events of September 11. However, economic forecasters at this juncture are predicting that the recession, albeit mild, may in fact now be over. Two significant and unusual trends in the real estate market are the decline of rents and increase in vacancy in the office market while the residential market has remained strong fueled by low interest rates and demand for housing.

DEMOGRAPHICS

         Population statistics listed below for the state as a whole indicate that the population may be stabilizing.

                                                                     Density Per
             Year           Population        Percent Change         Square Mile
             ----           ----------        --------------         -----------
             1960           4,690,514               --                   598
             1970           5,149,834              +10%                  617
             1980           5,689,170              +10%                  726
             1985           5,737,037               +1%                  732
             1988           5,750,101          less than 1%              733
             1990           6,016,425             +4.63%                 767
             1994           6,041,000              +.4%                  771
             1995           6,073,550              +.54%                 775
             2000           6,349,097              +4.54                 810

         The Massachusetts Department of Employment and Training projects population growth in the state to be 0.3% to 0.4% per year until 2005, while U.S. population growth is expected to be at least twice that. The 2000 census reveals that the US population grew at 1.31% for the past 10 years or 1.31% per year versus the Massachusetts rate of approximately a third of that.

ECONOMIC

         Unemployment for the state currently stands, based on April figures, at 4.2% with the national rate at 5.9%. The state rate is a marked increase from the 2.5% of January 2001. However, despite the increase in the unemployment rate, economists are concluding that the recession is over, but with a very slow and anemic recovery. The unemployment rate for the Boston PMSA stands at 3.9% as of May 2002. Total non-manufacturing employment for the state stands at 2,896,700, as of January 2002 which is a -1.11% decline from the prior year but approximately equivalent to the January 2000 figure. The Massachusetts Division of Employment and Training predicts that the state economy will have an approximately 10% increase in employment from 1998 to 2008 with "345,000 new jobs - the bulk of which should arise in technology driven industries." Charts by the D.E.T. illustrate some of the projected changes to the economy.

                                 [See Chart 3A]

                                 [See Chart 3B]

         The projected growth rate of the largest sector - Services is at 2.2% per year, with Business Services at 40% dominating this sector. Business Services includes computer software and IT services which is projected to have a 90% increase in the 10 year span. In the prior period of 1988-1998, this industry grew by 107%.

REAL ESTATE

         The commercial real estate market since January of 2001 has shown signs of decline with vacancy rates increasing and rents in the office sector significantly less. Large amounts of sublease space have been put on the market, particularly in Cambridge and suburban locations. By the end of the Fourth Quarter of 2001, definite signs of cyclical retraction were evident. The Second Quarter 2002 Korpacz survey states:

         "Although numerous leases have recently been signed throughout parts of the Boston office market, unremitting additions to supply and lingering amounts of sublease space continue to impede its recovery. As a result, the rebound that many investors thought would begin here by the middle of this year has been pushed off to at least the end of the year. Although... many investors' confidence in this market's immediate performance may have weakened, many remain upbeat about its long-term outlook and still rank it as a viable investment location."

         Overall, despite a higher vacancy rate and lowering rents, the outlook for the commercial market is sounder than in the early 90's due to the lack of significant oversupply and the fact the higher vacancy rate is attributable in part to sublease space in which the landlord is still getting rent. Brokers point out that there is not an abundance of supply but rather lowering of demand as companies retrench.

         Current trends in the market are as follows:

         - New development plans for downtown office towers are going forward, however, for buildings not under construction plans are being put on hold.

         - Redevelopment and new development of apartment and condominium buildings are continuing, however, some proposed projects are being put on hold due to uncertainty in the economy.

         - The large retail sector has somewhat softened due to uncertainty about anchor tenants and the decline in retail sales.

         - Speculative suburban office developments are having difficult absorption of vacant space.

                  The residential market for the most part has remained strong.

                  However, despite some of the above negative factors, as evidence of the overall long term strength of the Boston real estate market, the recent EMERGING TRENDS IN REAL ESTATE 2002, an annual commercial real estate report by Lend Lease Corporation, placed Boston as the third-highest city ranked for positive investment climate.

                             [MAP OF CITY OF REVERE]

                                 CITY OF REVERE

         The subject property is located in the City of Revere, Suffolk County, in eastern Massachusetts. Revere borders Winthrop, East Boston, and Chelsea to the south; Everett and Malden to the west; Saugus and Lynn to the north; and the Atlantic Ocean to the east. Revere is located approximately 5 miles from downtown Boston.

         Revere is a densely developed, residential suburb, with 70% of the developed land used for housing. Revere is described in a monograph put out by the City in January 1998 as being "a more complex community than most, owing to its proximity to Boston and Logan Airport, its multi-cultural and diverse socio-economic population, its older residential neighborhoods and housing stock, and the numerous specialized regional facilities within its border. Revere is home to Revere Beach, the first public beach in the United States, and is host to Suffolk Downs Race Track (horses), Wonderland Racetrack (greyhounds), and a 14-cinema theater complex." Revere has three MBTA public transportation stations, and is the northern end of the Blue Line subway. The major highway in Revere is Route 1, which connects with I-93 and Route 128, and goes directly into Boston via the Tobin Bridge, Route 1A is the second main thoroughfare and connects directly to East Boston and Logan Airport, and via the Sumner Tunnel to downtown Boston.

         According to the 2000 census, the population in Revere was 47,283, which has increased 10.5% from 42,786 in 1990.

         Revere, as described in the city monograph, is divided into three broad land use areas, with the city west of Broadway (Route 107) primarily being residential, with the exception of the Squire Road (Route 60) commercial corridor and Broadway itself. The second general area is defined by Broadway east to the Boston & Maine Railroad. This middle area is characterized as Revere's most mixed use area with older residential neighborhoods and scattered areas of commercial uses. It is the core area of the city with the location of many government and institutional uses such as City Hall, the Revere High School, and the Public Library.

         The third general area is the Revere Beach portion, which is located east of the B&M Railroad and runs from the Saugus River on the north to the Belle Isle Inlet on the south. The area is dominated by three miles of the crescent shaped beach which has been the predominant image of the city. The beach had deteriorated in the 1970's; however, by the 1980's it was the focus of a revitalization effort by the MDC and the City, and was officially reopened in May 1992. It now has along the waterfront several high rise, concrete, apartment/condominium buildings, a re-sanded beach, and restored pavilions and a renovated boulevard. The Revere Beach area is also dominated by Route 1A, which starts from the East Boston border, called the Lee Burbank Highway, where several major oil companies have headquarters and large storage facilities. Also along this section of Route 1A is a large section of the Suffolk Downs Racetrack. Going north on Route 1A is the intersection with Route 16 and then more commercial uses, including Wonderland Dog Track (the subject), and an adjacent new shopping center called the Wonderland Marketplace. When Route 1A enters the adjoining town of Lynn, it becomes the Lynnway, where there are several automobile dealerships and retail uses.

         Revere has a labor force of 21,544 persons, with an unemployment rate of 5.1%, which is slightly higher than the state's rate of 4.2% as of May 2002. The median household income is $37,067 (1999), which is below the state's rate of $50,502. Additional economic and demographic information from the 2000 census compiled in the city monograph can be found in the ADDENDA of this report.

         Recent developments in Revere include a new mail, the Wonderland Marketplace, which opened in 1996 across from the Wonderland Dog Track. The major shopping mall in the city is the Northgate Mall located at the northwestern portion of town on Route 60, which has undergone renovation. On American Legion Highway, north of Bell Circle, a 207 Room Comfort Inn opened in August 2000. Across from the entrance to Suffolk Downs, a new 227 Hampton Inn opened in March 2001. On Ocean Avenue near Revere Beach adjacent to Route 145, a Red Roof Inn hotel project after two years was unable to get financing and the land will revert to the city. A long narrow site between Ocean Avenue and Revere Beach Parkway at the corner of West and Ocean, a planned 129-unit Residence did not get developed and a new RFP will be put out by the City in a few weeks. The air rights over the "north" parking lot near the MBTA Wonderland Station was under agreement to Spaulding & Slye to develop the air rights with about 200,000 square of office plus a hotel. The company was unable to generate tenant interest and the City would not extend their option and will put out a new RFP in the fall of 2002.

         The Suffolk Down property of which 28 acres is in Revere was also under agreement with Spaulding & Slye but for development of an airfreight industrial park of about 600,000 square feet. Due to lack of firm tenant interest, the agreement has been voided. The shopping center developer Steven Karp is now in initial discussions with the City of Revere with a development plan for a new shopping center in the Revere section of Suffolk Downs with access from Revere Beach Parkway. Initial plans are to include a Shaw's Supermarket and Target as big box anchors.

         In Rose Quarry - a 120-acre site in Revere and Malden with access to Route 1, a new development project is planned with site work being undertaken for Phase 1 - 650 units of market rate apartments, while Phase II will be mixed use. The Mass Highway Department has approved plans to straighten this section of Route 1 which borders the Rose Property.

         An 82-unit apartment building has been approved for a site next to the St. George Apartments in Revere Beach. Construction has not yet commenced.

         Overall, Revere is an older community with a mixture of residential and commercial uses that benefits from its proximity to Logan Airport. The spate of new developments suggests a renewed interest in the development potential of the City.

                             RETAIL MARKET OVERVIEW

         The retail market development has not necessary paralleled the experience of other sectors of the real estate market over the last ten years. In the late 1980's, New England was targeted as an area for expansion by large regional and national retail firms. New England was considered "understored" and many large retailers began to enter the regional marketplace. The retail landscape in New England in 2002 is substantially different from that of the 1980's. The new entrants into the market have become household names and have attracted significant market shares by virtue of the "big box" marketing concept that was heretofore unknown in New England.

         The early 1990's were a time when several "category killer" retail tenants penetrated the Boston area market due in part to reduced land prices and the willingness of various communities to accept such retail in order to enlarge the tax base. The entrants into the marketplace include Wal-Mart, Home Quarters, Home Depot, BJs Wholesale Club, Sam's Club, Lowe's and numerous other specialty "category killers," including Comp USA, Circuit City, Best Buy, and many others. When these new players attempted to take advantage of the consumer buying power in New England, they also had an impact on existing retail entities. Retreating into either bankruptcy or closing its doors at some sites, have been Stuart's, Bradlee's, Caldors, KMart, and many other general merchandise stores that formerly constituted the anchors of many neighborhood and community-sized shopping centers. Reportedly, during 1991 to 1995 retail space in the Greater Boston market increased a total of 25,000,000 square feet, which represented a 25% increase over existing supply.

         Although it has become also cliche, one of the things that can be stated affirmatively about the retail marketplace is that change is truly the only constant. Obsolescence, in terms of functional and economic aspects have accelerated rapidly in the retail industry over the last several decades. Many older enclosed malls often have lost their anchor tenants and have lost their appeal in the marketplace.

         The overall environment for the retail sector can be described as somewhat more competitive, especially for the "category killers." Some "category killer" stores, such as Nobody Beats the Whiz, and

HQ Centers, vacated spaces due to the strong competition. New development has been primarily in the form of grocery anchored strip community centers, although Home Depot and now Lowe's have continued to purchase new sites. The new groceries are much larger than previous ones, and have in-house pharmacies, and small restaurants as well as other goods not normally associated with a grocery store.

COMPETITIVE MARKET ANALYSIS

         In order to understand and view the retail potential for the subject property site, it is necessary to examine the nature of current potential competition. Competition derives from a variety of sources, including existing shopping centers, freestanding department stores, and "category killers."

         Within Revere, directly across the street from the subject, is a small community center called the Wonderland Marketplace, which is anchored by Super Stop & Shop and has a Marshall's, Staples, and a pad site which has recently been leased to a chain restaurant. The center contains approximately 158,000 square feet. Located northwest of the subject on Route 60 is the Northgate Regional Shopping Mall containing over 340,000 square feet. To the south of the subject in East Boston is the Shaw's Shopping Plaza, which is a small community center. This center is located more towards the in-town East Boston market, and not regionally focused. To the west of the subject are two community shopping Centers that have very high vacancies-the Parkway Shopping Plaza on Route 16 and the Mystic Mall, another 300,000+ square foot community center that is lacking an anchor tenant. The Parkway Shopping Plaza proposal hampered from redevelopment by a long term below market lease from Stop & Shop; and poor subsoil conditions and contamination. The Mystic Mall in Chelsea suffers from a poor in-town location in Chelsea.

         A large retail mall within a 3 mile radius of the subject is the Square One regional mall in Saugus. There are also substantial retail developments all along Route 1 in Saugus. Another regional mall is the Assembly Square mall off Route 93 in Somerville. However, this mall is in a 5-mile radius of the subject and is not considered to be in the directly competitive marketplace. The Assembly Mall is also poised for a redevelopment, as it has had some high vacancy problems. However, this project, which was to be anchored by the furniture store Ikea, is still mired in political and legal difficulties. New retail developments include the Gateway Plaza power center project. This project is located on the former Monsanto site located off Santilli Circle, approximately 3-1/2 to 4 miles west of the subject. This center is on a 30-acre site with a proposed 651,299 square feet of gross building area and 3,357 parking spaces. Current tenants include Home Depot, Target, and Office Depot.

         Overall, within a 1 to 1-1/2 mile radius of the subject is approximately 740,000+/- square feet of shopping center retail space. There is also some competition on the horizon in a market that is getting oversupplied in the "category killer" sector. Nevertheless, new shopping centers are being developed, renovated, and redesigned to adapt to the evolving retail market. As presented in the City Overview Section, there are initial discussions taking place for a Target and Shaw's Supermarket in the Suffolk Downs portion in Revere. This location is inferior to the subject's better highway exposure.

                          [COMMUNITY AND REGIONAL MAP]

         DEMOGRAPHICS

         The population in the immediate trade area of Revere is 47,283; while the adjoining city of Chelsea has 35,080, Malden 56,340, Everett 38,037, and Winthrop has 18,303. The combined population within this 1.5-2.5 mile area is approximately 195,043. The population overall has shown much higher increases in the past few years than the state average and is generally predicted to increase over the next few years. The neighboring cities of Chelsea, Malden, Revere, and East Boston are generally considered, as borne out by demographic and economic information, as having average household incomes below the State rate. Winthrop, however, is slightly higher than state averages. As discussed in the NEIGHBORHOOD section, Revere is below the State rate. However, it is important to note that these older urban areas are often considered as under-retailed, as typically retail has focused an the higher income communities and areas. A recent trend has been for shopping centers to move into these more urban areas.

LOCATIONAL FACTORS

         The subject is located off of Route 1A next to the Butler Circle rotary, and just north of the Bell Circle rotary, which has the intersection with Routes 16, 60, and 1 A. According to the Mass Highway Department, the traffic north of Bell Circle is 44,480 cars per day on average, while north of Butler Circle the count is 35,500 cars on Route 1A. The subject is also located near the end of the Wonderland MBTA subway stop, which increases the potential customer base for a retail use.

         In conclusion, the subject benefits by being in an accessible location in the Boston Metropolitan Area. The retail market remains competitive and has cooled somewhat from the early to mid 1990's for large box, retailer-type uses. Destination shopping centers are within a 5 mile radius of the subject, however, within a one mile radius the retail is less conglomerated than similar cities such as Chelsea, Medford and Somerville. The success of the nearby Wonderland Marketplace indicates the strength of the subject's retail location and for potential redevelopment of the subject into retail.

                             OFFICE MARKET OVERVIEW

         The subject's location at the southeastern portion of Revere, near local thoroughfares, and its proximity to Logan Airport, makes it a potential site for office use; specifically, for back office use as several of the 1980's buildings erected in the nearby towns of Medford and Malden are utilized by financial services companies for data processing centers.

         However, the Greater Office Suburban office market has declined significantly over the past year and half with direct vacancy having increased from 8.67% to 17.63% and average asking rates are $21.25 per square foot versus $27.59 for the prior year's period. The office market is so small in Revere that it is not listed in most surveys. However, it would most likely be included within the Metro North market, which includes Lynn, Saugus and other cities. The current vacancy for this market is 11.45% with direct space and 16.82% with sublease space. In general, new projects if not in the ground are being put on hold as rents are continuing to decline. The decline in rents and the increase in vacancy along with added new supply by projects already under construction make office development seem a less likely development for the subject location at the current time.

                           [NEIGHBORHOOD LOCATION MAP]

                 NEIGHBORHOOD/IMMEDIATE MARKET AREA DESCRIPTION

         The subject property is located on the westerly side of VFW Parkway and North Shore Road in the Revere Beach commercial and residential district. The VFW Parkway becomes North Shore Road at the rotary, which merges the two roads next to the subject. The VFW Parkway and the combined road are also known as Route 1A. The VFW Parkway, Route 1A, is a 100-foot-wide, heavily traveled, 4-lane thoroughfare which handles 35,000 to 45,000 vehicles per day. An intersection at the southerly boundary of the neighborhood joins Route 1A with Route 16 and Route 60. Both Route 16 and Route 60 lead to Route 1, a major highway approximately 1 1/2 miles away.

         The immediate subject neighborhood consists of the area from the start of the VFW Parkway 114 mile south of the subject, and along Route 1A approximately 1/4 mile north of the subject. The area contains a mixture of commercial and residential uses. Located to the east of the subject along Ocean Avenue and facing Revere Beach are several large, high-rise residential condominium apartment buildings constructed in the 1980's. Also directly southeast of the subject, across the VFW Parkway, is former land of the subject that was developed in 1996 into the Wonderland Marketplace, a shopping center with a Super Stop & Shop grocery store, a Marshall's, Staples, and several small stores. In addition, an abutting parcel to this shopping center is developed with a '99 Restaurant. Located just to the northeast of the subject, across Route 1A, is the Wonderland MBTA subway stop, which is the terminus of the Blue Line. Near the Wonderland Blue Line transit station is also the Wonderland Ballroom, a large dance hall. Directly to the west of the subject is a Boston & Maine Railroad line, which is currently used by the MBTA as a commuter rail line from Boston to the North Shore. Across the railroad to the west is a large warehouse-type building of 40-foot clear height with access from Route 60 (American Legion Highway), which was purchased recently by Necco Candy for their new headquarters and will be remodeled into a manufacturing facility with about 2,000 employees. To the south of the subject is a small industrial building and some smaller commercial uses along the VFW

Parkway. There are also scattered, small, 1- and 3-family, wood frame, residential housing on interior side streets, as well as directly north.

         The Revere public beach is located to the east of the subject, and is a popular gathering area during the summer months, attracting urban users.

         A long discussed, future proposal is for the possible extension of the Blue Line north, with a joint station between the Blue Line and the B&M Railroad. Such hypothetical plans have shown a station at the northwest corner of the subject. Currently, a portion of the subject is utilized as rental parking lot to MBTA commuters. The lot of 1,000 cars is often over 70% occupied. Another potential development is being undertaken by the City of Revere, which hopes to have the air rights over the Blue Line Wonderland station developed into office or hotel use. A new RFP will go out in the fall of 2002.

         In summary, the neighborhood contains a mixture of uses, but appears to be in a phase of revitalization.

                            SECTION IV- THE PROPERTY

            [PICTURE LOOKING SOUTHERLY FROM THE COMMUTER PARKING LOT]

                  [PICTURE LOOKING NORTHEASTERLY AT PARKING LOT
                     AND RACETRACK PARKING LOT IN FOREGROUND]

                  [PICTURE OF VIEW OF RACETRACK AND GRANDSTAND
                           BUILDING LOOKING NORTHERLY]

                 [PICTURE OF VIEW OF RACETRACK LOOKING WESTERLY]

             [PICTURE LOOKING EASTERLY ALONG COUNTY DITCH ON SUBJECT]

                [PICTURE LOOKING NORTHERLY WITH FLOOD CONTROL AND
            RESIDENTIAL ZONED WILD LANDS IN BACKGROUND BEYOND BERMS]

           [PICTURE LOOKING IN AN EASTERLY DIRECTION AT PARKING LOTS]

            [PICTURE OF ROUTE 1A (VFW PARKWAY) LOOKING NORTHEASTERLY]

                 [PICTURE OF INTERIOR VIEW IN GRANDST BUILDING]

                     [PICTURE LOOKING SOUTHERLY ON ROUTE 1A]

                                [MAP (SITE PLAN)]

                             [MAP (BUFFER WETLANDS)]

                              PROPERTY DESCRIPTION

         The subject site contains a total of 33.8+/- acres, or 1,472,600 square feet of which 26.76-l' is estimated as usable commercial zoned land. The non-usable area as discussed below is in a restricted flood control designated area and small residentially zoned wildlands. The total area was derived from a BSC Group survey dated March 1991. The nonusable area was based on the appraiser's measurements with help from an architect. The site is improved with a greyhound racetrack, grandstand building and clubhouse, as well as various smaller buildings, and asphalt paved parking lots.

SITE DESCRIPTION

         The following is a summary of this site's characteristics:

AREA: 33.8+ acres, or 1,472,600 sq. ft. -26.76+/- acres estimated as usable commercial land

FRONTAGE:         975.45 linear feet on the VFW Parkway and 795.18 linear feet along North Shore Road

SHAPE:            Slightly irregular

                                 TOPOGRAPHY: The topography of the site is generally level. There is a drainage ditch, which crosses the northwestern section of the site called the "county ditch." The area across the drainage ditch is unimproved. It contains a mixture of sand, gravel, and weeds, and one area of the drainage ditch is being cleaned out. The drainage ditch is accessed by three wood frame bridges on concrete piers. The area across the drainage ditch was originally drawn as an area of a planned subdivision with paper streets, however, this subdivision never took place. The site surveyed by BSC shows the area as containing portions of marshy area and vacant land. According to the Revere Conservation Commission, the drainage ditch is considered wetlands, and any development on site would be subject to the provisions of the Massachusetts Wetlands Protection Act. The area across the drainage ditch is shown in detail on the preceding plan. This area was cleaned in 1998 with broken asphalt removed and gravel put down on the non-marsh areas. This area. as the result of a complicated agreement with the Revere Conservation Commission, and to allow the development of the Wonderland Marketplace Shopping Center, is designated for overflow parking and flood absorption. The appraiser has discussed the area with the chairperson of the Revere Conservation Commission, and with Mr. Steven Chounard of Vanasse, Hangen, Brustlin, Inc., engineers, who surveyed the site. In summary, the designated area will occasionally flood due to high rains or storm overflow from the ocean up the county ditch, For this reason, the surface of the area is required to be porous and cannot be paved. This area also has a marsh/pond area. The most northwestern portion is Dunn Road, a deserted, paved street. The street has a concrete barrier that prevents car entry past Shawmut Street. The subject includes the majority of land, which is vacant on the northern side of Dunn Road, between the road and the railroad track. There is one house, which breaks up the subject ownership. The total area of this northwestern corner, including the vacant residential area north of Dunn Road and the few small lots on Shawmut Street, is estimated to be 7.04+/- acres. A surveyor should be consulted for a more accurate measurement. According to Mr. Chounard, this area and much of the subject is only 6-9 feet above the water table. The subject, as discussed, is mainly in a flood zone A-7. Thus, any potential new development would have to be built according to the requirements of being in a coastal flood zone.

   SOIL CONDITIONS:              Unknown

   UTILITIES:                    Water and Sewer:               MWRA
                                 Electricity:                   Mass Electric
                                 Telephone:                     Bell Atlantic
                                 Gas:                           Boston Gas

   EASEMENTS,                    In the southern portion of the subject, as can
   ENCROACHMENTS,                be seen on the site plan, there are two
   ETC.                          10-foot-wide sewer easements, and one 10
                                 foot-wide drainage easement. There is also the previously mentioned "county ditch" at the northwestern portion of the site. As discussed under "Topography," the area across the ditch has restrictions placed uponit by the Revere
                                 Conservation Commission.

   SITE IMPROVEMENTS:            The site is improved with a 142,860+/-square
                                 foot grandstand, clubhouse and restaurants.
                                 There is also a 2-story brick and wood
                                 frame office buildings that serves as the main administrative headquarters for the racetrack operation. The 2-story brick and wood frame cape-style dwelling located on the southeastern portion of the subject is now used by a veterinarian. There is a 1 story split block building located behind the scoreboard of the racing track which encloses the heating system for the track as the track is heated by underground pipes for winter racing. There are also several small, 1-story. wood frame structures housing State offices, veterinarian. and storage shed. There are two main paved parking lots with access from Route
                                 1A. One lot provides parking for the racetrack spectators, while the other further north provides commuter car parking with a daily charge of $4.00 for those who use the MBTA station. This northern lot reportedly contains approximately 950 cars. The commuter parking lot generally is filled somewhat less than capacity. The commuter parking lot paving is in fair condition, while the racetrack spectator lot is in good condition, having recently been paved. There are three 50-foot light towers, which provide flood lighting for the parking lots. The steel structures have transformers at their bases. Additional site improvements include curb cuts, fencing enclosing the property, ranging generally 6 feet high, and some 5-foot high wooden fences have recently been erected. There is also some modest landscaping on the site, including deciduous trees, wood fencing, and wood posts along Route 1A. There is a freestanding sign and electronic messenger board on Route 1A with decorative neon, and additional signs along the VFW Parkway.

   STREET ACCESS:                Several curb cuts on the VFW Parkway and North
                                 Shore Road at the east, southeast, and central ends of the site.

   CONTAMINANTS:                 No site assessment report has been made
                                 available to the appraiser as of the date of the appraisal. The value estimate assumes that the site is devoid of a level of contaminants that would negatively impact marketability by virtue of site use limitations, clean-up costs or issues of stigma.

   FLOOD PLAIN

           According to the Federal Insurance Rating Maps dated October 16, 1994, Panels #250288-0003B and #250288-0001B, the subject is mainly located in a Zone A with a small portion along the VFW Parkway in a Zone B. Areas zoned A7 are in the 100 year flood zone, while Zone B areas are between the 100 and 500 year flood limits. The subject is in a coastal flood zone area and any new development would most likely be subject to mitigation requirements. The "Topography" section presents a fuller discussion of the subject's flood areas.

   LAND TO BUILDING RATIO

   10.31 to 1 (main building to site).


   COMMENTS

           The site has good frontage along Route IA and is, for the most part, nearly rectangular in shape. The site is generally level and has good topography, with the exception of the northwestern corner where there are limitations due to the wetland restriction on the "county ditch," as well as the flood overflow area. The usable area, which excludes the flood mitigation and residential wild land area, is estimated at 26.76+/- ACRES. Overall, this site is a large area, which offers development potential "as vacant," but would be subject to a flood mitigation plan.

                                [FLOOD PLAIN MAP]

                              BUILDING DESCRIPTION

         Since the function of this appraisal is for valuation of the land, not taking into account the building improvements other than for potential demolitions cost, only a brief description of the buildings is provided.

         The subject has one main grandstand, clubhouse, and restaurant building, which was constructed in 1935 and 1965, and renovated in the 1980's. The total gross building area is 142,860+/- square feet. In addition, there is a 2-story brick and wood frame office building that serves as the administrative headquarters for the racetrack operation. There is also a 2-story brick and wood frame cape-style dwelling utilized by a veterinarian. There are several wood frame structures in fair condition utilized for offices, veterinarian, and storage sheds. The main building has a concrete foundation, concrete slabs, steel frame, steel columns, and brick exterior walls, The roof is flat tar and gravel. The interior contains a mixture of finishes consisting of rubber/vinyl flooring adhered to a concrete slab, ceramic tile wall finishes, and in some areas of the restaurants, wall to wall carpeting, plaster/gypsum walls, wallpaper/paint finishes; ceilings are either suspended acoustical tile or are open. The building has a wet sprinkler system.

                              TITLE AND LEGAL DATA

         Title to the property can be found in Book 19508, Pages 154-165, at the Suffolk County Registry of Deeds, Cambridge, Massachusetts. No title search has been made, and it is assumed that the present title is satisfactory. The value submitted is based on the assumption that the property is free and clear of any encumbrances, easements or restrictions detrimental to its market value.

                                  SALE HISTORY

         The subject property has not had an arms length sale in the past five years.

                                 ASSESSMENT DATA

         The City of Revere issues 14 individual tax bills for the subject (a summary of the tax bills can be found in the ADDENDA of this report). The large number of tax bills is due to an old residential subdivision plan, which resulted in many small residential parcels north of the County Ditch on the subject. This area of the subject, as previously described, is vacant and flood prone. Nevertheless, the small residential lots are identified an the Revere Assessors plans. The parcel identified as Map 9, Block 154A, Parcel 1, is the main parcel of 27.98 acres, with all the major improvements. This assessment is as follows:

               Land:                                     $  4,940,800
               Improvements:                             $  8,229,200
                                                         ------------
               Total                                     $ 13,170,000

         The above valuation of the land by itself appears low based on sales researched and the analysis in this report. The remainder of the assessment of the non-usable land (flood prone) areas is given nominal valuations by the City and appears reasonable.

         The fiscal year 2002 commercial tax rate is $25.86 per $1,000 of assessed value, while the Residential Rate is $12.89. The real estate tax bill for the main parcel is $340,576.

                                     ZONING

         The Subject property lies in the Planned Development District 2 (PDD2) for over 80% of the site. However, the small area north of the County Ditch where there was a hypothetical subdivision, is zoned General Residential (RB). This area is flood prone and restricted as discussed in the Topography section of the "Property Description" of this report. Allowed uses in the main PDD2 area:

         General office
         Bank and financial institution
         Retail greenhouse
         Medical or dental office
         Professional office park
         Restaurant
         General retail sales and service
         Theater
         Parking lot
         US Post Office
         School
         Nursing Home
         Hospital
         Racetrack (including track, grounds, kennels, stables, auditorium and adjacent places)

         Special permits are granted by the Revere City Council. Uses allowed by special permit include:

         Planned unit development-Residential
         Residential
         Congregate care
         Elderly housing
         Commercial auto storage/parking
         Independent elderly housing
         Laboratory and/or research facilities
         Training school for profit
         Fast food/take-out/drive-in restaurant
         Gaming facility
         Building construction yard or facility
         Warehouse Wholesale and product distribution activities
         Recreation, gainful business
         Hotel

                                  [ZONING MAP]

         Forbidden uses include apartment, single family, car wash, automotive sales, and commercial parking lot. The Subject reportedly has zoning approval for the portion used as a commercial day lot for the Wonderland Blue Line subway station.

         Dimensional requirements in this district include:

           Minimum Lot Size:                     3 acres
           Minimum Lot Frontage:                 100 feet
           Maximum Floor Area Ratio (FAR):       1-6
           Minimum Front Setback:                30 feet
           Minimum Side Setback:                 20 feet
           Minimum Rear Setback:                 30 feet
           Maximum Principal Building Coverage:  40%

           Maximum Height:                       200 feet (where PDD2 district adjoins or
                                                 abuts residential district, height shall not
                                                 exceed 50 feet or 4 stories within 100 feet
                                                 of residential district; and between 100 and
                                                 150 feet shall not exceed 80 feet, or 9
                                                 stories)

           Parking:                              2 spaces per unit for Planned Unit
                                                 Development
                                                 1 space per 200 gross sq. ft. for general
                                                 office use

           Banks and financial institutions:     1 space per 200 gross sq. ft.

           Automobile sales:                     1 space per 250 sq. ft. of gross retail area

           Hotel:                                1.25 space per rentable unit

           Restaurant:                           1 space per 4 seats

           Professional office space:            I space per 300 sq. ft.

           General retail sales and service:     1 space per 200 sq. ft.

           Theater:                              1 space per 4 seats

           Industrial/Mfg. Uses:                 1 space per 1,000 sq. ft.

GENERAL RESIDENTIAL

         As the smaller area zoned General Residential is essentially unbuildable, a detailed presentation of the zoning is not necessary. The zone of this area is primarily limited in use to 1 and 2-family residential, and office by special permit, as well as train station by special permit.

WETLANDS

         As discussed in the SITE DESCRIPTION area, on the northwestern portion of the subject is the "county ditch," which is, according to the Revere Conservation Commission, a designated wetland. Wetland resource areas are afforded protection under the provisions of the Wetlands Protection Act, MGL Chapter 131, Section 40. The Wetlands Protection Act was implemented with the regulations adopted by the Massachusetts Department of Environmental Protection
(DEP) promulgated in 310 CMR 10.00-50.00. These regulations pertain to both coastal and inland wetland resources. The Wetlands Protection Act gives jurisdiction to local conservation commissions providing permitting authority for proposed activity within wetlands or on lands within 100 feet of wetlands and certain water-related resources. The wetland regulations promulgated by the DEP establish criteria for decisions by local conservation commissions with an appeal process to DEP. Any work within the 100 foot buffer is not prohibited, but is regulated by Order of Conditions for projects that have been determined to pose an impact on wetland resources. The regulations allow, under certain conditions, for alteration of up to 5,000 square feet of wetland for any one project, but require wetlands to be replicated so that the replaced wetlands function in a manner similar to those lost. New construction of buildings within any wetlands is generally Prohibited except under very unusual circumstances.

FLOOD PLAIN DISTRICT

         As noted in the site description section, the majority of the subject is located in a flood plain district. Buildings in the flood plain must comply with State building codes. All new construction must have the lowest floor (excluding parking garages) elevated to or above the flood level specified an the Flood Insurance Rating Map.

                         SECTION V: HIGHEST AND BEST USE

                              HIGHEST AND BEST USE

         The highest and best use of real estate is the fundamental premise upon which the estimate of market value is based.

         Highest and Best Use is defined as:

         The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility. financial feasibility, and maximum profitability.(3)

         In evaluating the highest and best use of the subject property, the appraiser has considered the uses legally permitted under the current zoning, the surrounding neighborhood uses, recent trends in real estate development and use in the market area, and the market conditions under which this appraisal is made.

         It is the function of this appraisal to consider only the subject property as vacant.

HIGHEST AND BEST USE AS THOUGH VACANT

         In order to determine the highest and best use of the property as though vacant it is necessary to consider alternative uses that are legally permissible, physically possible. financially feasible, and maximally profitable. The study of the land as though vacant considers the density and type of use that is optimum for the site.

         PHYSICALLY POSSIBLE: The site is generally level and, as demonstrated by the Current building improvement, would appear to be and is assumed to be suitable for development. However, new development would have to be in conformance with flood plain requirements, which might entail a flood mitigation plan with a storm runoff area. The northwestern corner of the subject just across the "county ditch" is essentially non-buildable due to its flood prone nature, This area reportedly is legally restricted by an agreement with the Revere Conservation Commission so that it is to remain as an overflow area for the county ditch." The remainder of the site is considered suitable for development of

----------------------------
(3) Appraisal Institute, The Dictionary of Real Estate Appraisal, Third Edition, (Chicago: Appraisal Institute, 1993), p. 171.

approximately 26.760 acres. However, soil conditions would most likely require either pilings or excavation work called surcharging as is the case with the nearby developments such as the Wonderland Marketplace.

         LEGALLY PERMISSIBLE: The primary site (26.760+/- acres), as discussed in the ZONING section, is designated Planned Development District 2. A discussion of the underlying zoning was detailed in a previous section of this report and will not be repeated here. A broad variety of uses are allowed in this zone, such as office, retail uses, and hotel by special permit. In addition, the City of Revere, through its community-planning agency, has expressed support for development in vacant areas around the subject.

         FINANCIALLY FEASIBLE AND MAXIMALLY PROFITABLE: Tests of financial feasibility require that the use produce an income equal to or greater than the amount needed to satisfy operating expenses, financial obligations, and capital amortization. To evaluate financial feasibility, I have considered development costs of potential income and varying rates of return for a number of uses that are legally permissible and physically possible on the site,

         The subject's current use as greyhound racetrack has not been considered, as this special use is a declining industry that is not being developed.

         Financially feasible uses under consideration include retail, office, and hotel. The first use of retail would seem the most obvious, given that directly across the street a large parcel, formerly part of the Subject, was sold off for development of a community shopping center, anchored by a grocery chain. This development has been successful, as demonstrated by its current full occupancy and good market rents. As discussed in the RETAIL MARKET OVERVIEW the subject is relatively well located with a good traffic count, nearby subway stop, and a recognized landmark area-Wonderland. In the subject's location and market, typically retail rents can provide a higher effective rent and a better return than that of office. Thus, a primary use of the subject site as retail is considered to be financially feasible. The large size of the subject site, however, would require either a very large community to regional shopping center and/or big box retailers. However, as discussed in the RETAIL MARKET OVERVIEW, the general market area has been somewhat saturated with big box retailers and there has been a slow down in development of such uses, especially when one considers that on Route 1 in Saugus are several big box stores, Never the less, the proposed retails plans for nearby Suffolk Downs suggest the strength of the subject location.

         An additional use configuration for the subject would be to have a medium size community center, continue with commuter parking lot use for the northern parking area as it provides a strong gross income, and also add hotel. The subject's location and proximity to near Logan Airport would make a hotel use seem feasible, especially as evidenced by the two new hotels, which have been developed near the subject.

         As discussed in the OFFICE MARKET OVERVIEW, back office space has been constructed in secondary and tertiary locations; however, the higher vacancy and declining rents make this use less feasible given current market conditions.

         Based on the above, it is concluded the most profitable and highest and best use of the subject site as vacant would be for primary development of a community center size retail use/or big box, with continued commuter parking lot use, and an additional development of possibly a hotel.

                              SECTION VI: VALUATION

                                    VALUATION

         In the traditional concept of valuation, the appraiser has three methods available for consideration: the Cost Approach, the Direct Sales Comparison Approach and the Income Approach.

         The Eleventh Edition of THE APPRAISAL OF REAL ESTATE describes them as follows:

COST APPROACH

         "The cost approach is based on the understanding that market participants relate value to cost. In the cost approach the value of a property is derived by adding the estimated value of the land to the current cost of constructing a reproduction or replacement for the improvements and then subtracting the amount of depreciation (i.e., deterioration and obsolescence) in the structures from all causes. Entrepreneurial profit may be included in the value indication. This approach is particularly useful in valuing new or nearly new improvements and properties that are not frequently exchanged in the market. Cost approach techniques can also be employed to derive information needed in the sales comparison and income capitalization approaches to value.(4)

INCOME CAPITALIZATION APPROACH

         "In the income capitalization Approach, the present value of the future benefits of property ownership is measured. A property's income streams and resale value upon reversion may be capitalized into a current, lump-sum value.(5)

SALES COMPARISON APPROACH

         "The sales comparison approach is most useful when a number of similar properties have recently been sold or are currently for sale in the subject property's market. Using this approach, an appraiser produces a value indication by comparing the subject property with similar properties, called comparable sales. The sale prices of the properties that are judged to be most comparable tend to indicate a range in which the value indication for the subject property will fall."

         "The appraiser estimates the degree of similarity or difference between the subject property and the comparable sales by considering various elements of comparison."(6)

         "All three approaches are applicable to many appraisal problems, but one or more of the approaches may have greater significance in a given assignment. For example, the cost approach may be inappropriate in valuing properties with older improvements that suffer substantial depreciation which may be difficult to estimate. The sales comparison approach cannot be applied to very specialized properties such as garbage disposal plants because comparable data may not be available. The income capitalization approach is rarely used to value owner-occupied residential interests, although it may be applied with market support. Income capitalization can be particularly unreliable for commercial or industrial property where owner-occupants outbid investors."(7)

----------------------------
(4) Appraisal Institute, The Appraisal of Real Estate, Eleventh Edition, (Chicago: Appraisal Institute 1996), p. 90.

(5)      Ibid., p. 91.

(6)      Ibid., p. 91.

(7)      Ibid., p. 90

         The function of this report is valuation of the subject site as vacant land, The most appropriate methodology is the Direct Sales Comparison Approach, which has been utilized. The Income Approach has not been used as generally sites of this large size are not leased.

                           SALES COMPARISON APPROACH

         As discussed in the HIGHEST AND BEST USE section, the highest and best use of the subject site is primarily for a retail type of use, and secondarily for a mixed use of possibly hotel. Numerous sales have been considered in researching comparables, however, the analysis has been narrowed down to the presentation of eleven commercial land sales. The sales considered are summarized an the following exhibit entitled, "COMPARABLE COMMERCIAL LAND SALES," and a plot plan for each sale can be found in the ADDENDA of this report, along with a detailed sales sheet.

         As can be seen on the chart, the sales have been compared on the basis of price per acre the most common unit of comparison.

         The sale prices of the comparable sales are adjusted downward for qualities, which are superior to the subject, and upward for qualities, which are inferior to the subject. These adjustments are extracted directly from the market through matched pair analysis, when possible. This type of data however is generally rare. In instances where there is lack of substantial data for such extracted adjustments, the appraiser has made adjustments based on market trends, market based costs, indirect evidence, and professional experience.

         MARKET CONDITIONS: The sales span the time frame of March 1999 to an offer in June of 2001. However, the commercial real estate market has remained level or declined in some sectors and locations such as suburban office. For the retail vacant land market, based on current agreements and sales, the market has remained relatively level during the time frame and no market conditions adjustment is used.

                        COMPARABLE COMMERCIAL LAND SALES

                        PARTIAL LIST OF SALES CONSIDERED

                          LAND
SALE                      AREA                                                      SALE PRICE
NO.    LOCATION           (ACRES)  SALE DATE  ZONING     TOPOGRAPHY    SALE PRICE    PER ACRE   COMMENTS
 1     101 American       2.866    4/27/1999  Ind.       Level         $ 1,900,000  $  662,945  Development of hotel now complete.
       Legion Hwy.,                                                                             Located near subject.
       Revere

 2     Long Pond Rd.,     14.83    2/1/2001   Highway    Level         $ 7,200,000  $  485,502  Located off of Route 3 and sold
       Plymouth                               Commer.                                           permitted to Home Depot.

 3     Route 1, Saugus    10       6/1/2001   Highway    Level - some  $10,000,000  $1,000,000  Offer for development of Retail Box
       (Confidential)              Offer      Bus.       slope                                  on Route 1 in Saugus.

 4     Route 3A & Field   6.314    8/19/1999  PUD        Level         $ 3,500,000  $  554,324  Sold to an auto dealership.
       St., Quincy

 5     1690 Revere        6.9      5/16/2000  ID         Level         $ 5,725,000  $  829,710  Part of an assemblage for
       Beach Pkwy,                                                                              construction of 70,000 sq. ft. Super
       Everett & Chelsea                                                                        Stop & Shop.

 6     153 Andover        24.44    2/10/2000  Route 114  Level         $ 9,949,000  $  407,079  This is an assemblage of which 24.44
       Street (Route                          Corridor                                          acres are usuable and resulted in
       114), Danvers                                                                            construction of Lowes Store.

 7     465 Centre         14       9/5/2000   Comm.      Level         $17,450,000  $1,246,429  Located adjacent to the Quincy MBTA
       Street, Quincy                                                                           Station. Home Depot to be erected.

 8     Westgate Mall,     16.01    4/1/2000   Commer.    Level         $11,000,000  $  687,071  Capitalized value of land lease to
       Brockton                    Ground                                                       Lowes. Lease is for 20 years + 2 10
                                   Lease                                                        yr. Options.

 9     74 & 100 Foley     16.57    9/8/1999   BPA        Level         $19,500,000  $1,176,826  This property is adjacent to the
       St., Somerville                                                                          Assembly Square Mall and is a
                                                                                                proposed development site.

 10    End of Griffin     14.61    3/24/2000  Ind.       Level         $ 5,584,000  $  382,204  Back parcel w/no retail potential
       Way, Chelsea                                                                             developed with office/maintenance
                                                                                                buildings.

 11    222 Lee Burbank    5.34     1/28/2000  Ind.       Level         $ 3,188,000  $  597,004  Development of hotel now complete.
       Highway (Route
       1A), Revere

                           LAND SALES ADJUSTMENT CHART

                      Sale No. 1           Sale No. 2            Sale No. 3             Sale No. 4            Sale No. 5
                      101
                      Amer. Leg.  % Adj.   Long P. Rd.   % Adj.  Route 1       % Adj.   Route 3A      % Adj.  Route 16        % Adj.
                      Revere               Plymouth              Saugus                 Quincy                Chelsea
Sale Price            $1,900,000           $7,200,000            $10,000,000            $3,500,000            $5,725,000
Sale Date             4/27/1999            2/1/2001              Offer 6/01             6/28/1999             5/16/2000
Rights Conveyed       Fee Simple           Fee Simple            Fee Simple             Fee Simple            Fee Simple
Adjustment
Adjustment Price      $1,900,000           $7,200,000            $10,000,000            $3,500,000            $5,725,000
Terms of Sale (Fin.)  Normal               Normal                Normal                 Normal                Normal
Adjustment            $0                   $0             0.00%  $0              0.00%  $0             0.00%  $0              0.00%
Adjusted Price        $1,900,000           $7,200,000            $10,000,000            $3,500,000            $5,725,000
Conditions of Sale    Normal               Normal                Normal                 Normal                Normal
Adjustment            $0            0.00%  $0             0.00%  $0              0.00%  $700,000      20.00%  $0              0.00%
Adjusted Price        $1,900,000           $7,200,000            $10,000,000            $4,200,000            $5,725,000
Market Conditions     Equal                Equal                 Equal                  Equal                 Equal
Adjustment            $0            0.00%  $0             0.00%  $0              0.00%  $0             0.00%  $0              0.00%
Adjusted Sale Price   $1,900,000           $7,200,000            $10,000,000            $4,200,000            $5,725,000
Location              Equal                Inferior              Superior               Equal                 Superior
Adjustment            $0            0.00%  $1,800,000    25.00%  ($3,000,000)  -30.00%  $0             0.00%  ($858,750)    -15.00%
Topography            Equal                Equal                 Equal                  Equal                 Equal
Adjustment            $0            0.00%  $0             0.00%  $0              0.00%  $0             0.00%  $0              0.00%
Land Size             Superior             Superior              Superior               Superior              Superior
Adjustment            ($570,000)  -30.00%  ($1,440,000  -20.00%  ($2,000,000)  -20.00%  ($1,050,000  -25.00%  ($1,431,250)  -25.00%
Shape                 Equal                Equal                 Equal                  Equal                 Equal
Adjustment            $0            0.00%  $0             0.00%  $0              0.00%  $0             0.00%  $0              0.00%
Other                 Equal                Superior              Equal                  Superior              Equal
Adjustment            $0            0.00%  ($540,000)    -7.50%  $0              0.00%  ($105,000)    -2.50%  $0              0.00%
Adjusted Price        $1,330,000           $7,020,000            $5,000,000             $3,045,000            $3,435,000
Acreage:              2.866                14.830                10.000                 6.314                 6.900
Price Per Acre:       $464,061             $473,365              $500,000               $482,262              $497,826
For reconciliation
Purposes:
Total net adj.        ($570,000)           ($180,000)            ($5,000,000)           ($455,000)            ($2,290,000)
Total net adj. as
% of sale price       -30.0%               -2.5%                 -50.0%                 -13.0%                -40.0%

                          Sale No. 6

                          Route 114    % Adj.
                          Danvers
Sale Price                $9,949,000
Sale Date                 2/10/2000
Rights Conveyed           Fee Simple
Adjustment
Adjustment Price          $9,949,000
Terms of Sale (Fin.)      Normal
Adjustment                $0             0.00%
Adjusted Price            $9,949,000
Conditions of Sale        Normal
Adjustment                $0             0.00%
Adjusted Price            $9,949,000
Market Conditions         Equal
Adjustment                $0             0.00%
Adjusted Sale Price       $9,949,000
Location                  Equal
Adjustment                $0             0.00%
Topography                Inferior
Adjustment                $1,492,350     15.00%
Land Size                 Equal
Adjustment                $0             0.00%
Shape                     Equal
Adjustment                $0             0.00%
Other                     Superior
Adjustment                ($994,900)   -10.00%
Adjusted Price            $10,446,450
Acreage:                  24.440
Price Per Acre:           $427,432
For reconciliation
Purposes:
Total net adj.            $497,450
Total net adj. as
% of sale price           5.0%

                           LAND SALES ADJUSTMENT CHART

                      Sale No. 7             Sale No. 8              Sale No. 9              Sale No. 10
                      465
                      Centre St.     % Adj.  Westgate Mall   % Adj.  74 Foley St.    % Adj.  Griffin        % Adj.
                      Quincy                 Brockton                Somerville              Chelsea
Sale Price            $17,450,000            $11,000,000             $19,500,000             $5,584,000
Sale Date             9/5/2000               4/1/2000                9/8/1999                3/24/2000
Rights Conveyed       Fee Simple             Fee Simple              Fee Simple              Fee Simple
Adjustment
Adjustment Price      $17,450,000            $11,000,000             $19,500,000             $5,584,000
Terms of Sale (Fin.)  Normal                 Normal                  Normal                  Normal
Adjustment            $0                     $0               0.00%  $0               0.00%  $0              0.00%
Adjusted Price        $17,450,000            $11,000,000             $19,500,000             $5,584,000
Conditions of Sale    Normal                 Normal                  Normal                  Normal
Adjustment            $0              0.00%  $0               0.00%  $0               0.00%  $0              0.00%
Adjusted Price        $17,450,000            $11,000,000             $19,500,0000            $5,584,000
Market Conditions     Equal                  Equal                   Equal                   Equal
Adjustment            $0              0.00%  $0               0.00%  $0               0.00%  $0              0.00%
Adjusted Sale Price   $17,450,000            $11,000,000             $19,500,000             $5,584,000
Location              Superior               Superior                Superior                Inferior
Adjustment            ($6,980,000)  -40.00%  ($550,000)      -5.00%  ($7,800,000)   -40.00%  $2,512,800     45.00%
Topography            Equal                  Equal                   Equal                   Equal
Adjustment            $0              0.00%  $0               0.00%  $0               0.00%  $0              0.00%
Land Size             Superior               Superior                Superior                Superior
Adjustment            ($3,490,000)  -20.00%  ($2,200,000)   -20.00%  ($3,900,000)   -20.00%  ($1,116,800)  -20.00%
Shape                 Equal                  Equal                   Equal                   Equal
Adjustment            $0              0.00%  $0               0.00%  $0               0.00%  $0              0.00%
Other                 Equal                  Equal                   Equal                   Equal
Adjustment            $0              0.00%  $0               0.00%  $0               0.00%  $0              0.00%
Adjusted Price        $6,980,000             $8,250,000              $7,800,000              $6,980,000
Acreage:              14                     16.010                  16.570                  14.610
Price Per Acre:       $498,571               $515,303                $470,730                $477,755
For reconciliation
Purposes:
Total net adj.        ($10,470,000)          ($2,750,000)            ($11,700,000)           $1,396,000
Total net adj. as
% of sale price       -60.0%                 -25.0%                  -60.0%                  25.0%

                        Sale No. 11

                        Route 1A      % Adj.
                        Revere
Sale Price              $3,188,000
Sale Date               1/28/2000
Rights Conveyed         Fee Simple
Adjustment
Adjustment Price        $3,188,000
Terms of Sale (Fin.)    Normal
Adjustment              $0            0.00%
Adjusted Price          $3,188,000
Conditions of Sale      Normal
Adjustment              $0            0.00%
Adjusted Price          $3,188,000
Market Conditions       Equal
Adjustment              $0            0.00%
Adjusted Sale Price     $3,188,000
Location                Equal
Adjustment              $0            0.00%
Topography              Equal
Adjustment              $0            0.00%
Land Size               Superior
Adjustment              ($797,000)  -25.00%
Shape                   Equal
Adjustment              $0            0.00%
Other                   Equal
Adjustment              $0            0.00%
Adjusted Price          $2,391,000
Acreage:                5.346
Price Per Acre:         $447,250
For reconciliation
Purposes:
Total net adj.          ($797,000)
Total net adj. as
% of sale price         -25.0%

         DEMOLITION: The subject would require demolition of the existing improvements in order to develop the land to a new retail use. An estimate for this cost by a contractor can be found in the addenda of the report with a figure of $440,906. An adjustment is made to those sites that did not require demolition.

         The eleven sales are briefly discussed below and an adjustment chart can be found on a previous page.

         SALE #1 - 101 AMERICAN LEGION HIGHWAY, REVERE: This is an April 1999 sale of a nearby site which was purchased by a local hotel developer and of which has subsequently been developed with a Comfort Inn. The much smaller size of the sale requires a significant downward adjustment. The site required some demolition and infrastructure costs. After adjustments, this sale indicates a value of $464,061 per acre.

         SALE #2 - LONG POND RD., PLYMOUTH: This is a February 2001 sale of a
14.83 parcel that was purchased by Home Depot. The site is located off of Route
3. The location in Plymouth is inferior to the subject's more urban and established neighborhood and an upward adjustment is required. A downward adjustment is required for the smaller land size of the sale. The site sold already permitted and vacant which requires a downward adjustment. After adjustments, this sale indicates a value of $485,502 per acre.

         SALE #3 - ROUTE 1, SAUGUS: This is a confidential June 2000 offer by a big box retailer for a 10-acre site in Saugus. The offer was declined. However, the offer indicates current levels of demand for the best-located retail sites. Downward adjustments are required for the significantly better location of the offer on Route 1 along with the smaller land size of the sale. The site would have required demolition, thus no adjustment is made for this factor. The adjusted value is $500,000 per acre.

         SALE #4 - ROUTE 3A, QUINCY: This is a June 1999 sale of a retail site located on a local highway - the Southern Artery. The site was purchased by an adjacent dealership, however, the site was sold with a deed restriction that no merchandise could be sold there that Stop and Shop (the seller) sold. An upward adjustment is made under the category of condition of sale due to the deed restriction. The smaller size of the sale requires a downward adjustment. A minor adjustment is required for lack of demolition costs. After adjustments, this sale indicates a value of $482,262 per acre.

         SALE #5 - 1690-1710 REVERE BEACH PARKWAY (ROUTE 16), EVERETT & CHELSEA:
This is a May 2000 sale that is part of an assemblage for development of a Super Stop and Stop. The sale is located on a major local thoroughfare - Route 16. A downward adjustment is necessary for the smaller size of the sale in comparison with the subject. The location on Route 16 has greater traffic than the subject location and a downward adjustment necessary. No adjustment for demolition is necessary as the sale required demolition of buildings. The adjusted value is $497,826 per acre.

         SALE #6 - 141 ANDOVER STREET (ROUTE 114), DANVERS: This is a February 2000 sale of a large site in Danvers - a portion of which has subsequently been developed with a Lowes home improvement store. The site is located is on a main local highway and near to Route 128. A downward adjustment is also necessary for the fact that the sale included an older office building that will not be demolished. An upward adjustment is required for the high site costs, which were reported by the broker. No demolition adjustment is necessary as there were some costs associated with the parcel. After adjustments this sale indicates a value of $427,432 per acre.

         SALE #7 - 465 CENTRE STREET, QUINCY/BRAINTREE: This is a September 2000 sale of site that has been redeveloped with a Home Depot and is very close to Route 3, I-93 and Route 128. The excellent location requires a significant downward adjustment. A downward adjustment is required for the smaller size of the sale in comparison with the subject. The site required building demolition to the subject. The adjusted value is $498,571 per acre.

         SALE #8 - WESTGATE MALL, BROCKTON: This is an April 2000 ground lease to a Lowes, which has been capitalized at a standard rate for an indicated value of $11,000,000. The location close to Route 24 and a major interchange is slightly superior to the subject requiring a downward adjustment. A downward adjustment is required for the smaller size of the sale in comparison with the subject. The site required building demolition/infrastructure improvements thus no adjustment is required. The adjusted value is $515,303 per acre.

         SALE #9 - 74 & 100 FOLEY STREET, SOMERVILLE: This is a September 1999 sale of a site adjacent to the Assembly Square Mall on I-93. The site to this day has not been developed to do zoning and local political in fighting. The site was purchase by the furniture store Ikea. The established location close to I-93 is superior to the subject which requires a downward adjustment. The smaller size of the sale also requires a downward adjustment. No adjustment is required for demolition given site and zoning costs associated with the parcel. After adjustments, this sale equates to a value of $470,730 per acre.

         SALE #10 - GRIFFIN WAY, CHELSEA: This is a March 2000 sale of an industrial/commercial site that was purchased to develop a build-to-suit office building and maintenance warehouse for the MWRA. The location at the end of an industrial street is significantly inferior to the subject and an upward adjustment is required. The smaller size of the sale requires a downward adjustment. After adjustments, this sale indicates a value $477,775 per acre.

         SALE #11 - 222 LEE BURBANK HIGHWAY (ROUTE 1A), REVERE: This is a January 2000 sale of a portion of an oil refining facility that has subsequently been developed with a hotel. The location on Route 1A is similar to the subject. The parcel required extensive site work and demolition and no adjustment is required for this factor. A downward adjustment is required for the smaller size of the sale in comparison with the subject. The adjusted value is $447,250 per acre.

         INCOME FROM PARKING LOT AS VALUE INDICATOR: The commuter parking lot occupies approximately 8 acres of land. The gross income with deductions for actual expenses such as payroll and licenses. along with estimated costs of allocated real estate taxes, maintenance, snow removal, insurance, and management, indicates a net income, when capitalized at a conservative rate of 11%, for a value range of $625,000 to $670,000 per acre. The range cannot be extrapolated to the entire subject as only a portion is and can be licensed for commuter parking and the subject is a much larger parcel. Typically, parking use can show a higher value than retail land sales for urban area such as metro-Boston where there is limited parking land. Nevertheless, this value indicator suggests an interim value for a portion of the best-located part of the subject next to the Blue Line Station.

         The adjusted range for the sales is $422,432 to $515,303 per acre with an average of $477,687. Based on these sales, taking into account the relatively good location of the subject, and the high value associated with the commuter parking lot land, a value towards the upper end of $510,000 per acre is chosen. This value is applied for the main site, as discussed in the SITE DESCRIPTION section, the usable commercial area of the subject, and not the portion, which is designated by the Conservation Commission specifically for flood plain overflow use and also vacant residential wild lands.

         Therefore:

           26.76(plus or minus) acres (usable) x $510,000 per acre = $13,647,600

                             Rounded to: $13,650,000

                     RECONCILIATION AND FINAL VALUE ESTIMATE

         The market value for the subject property is indicated as follows:

         COSTAPPROACH                                        NOT USED
         INCOME APPROACH                                     NOT USED
         SALES COMPARISON APPROACH                        $13,650,000

         As the function of this report is to estimate the value of the subject as if vacant land, the Sales Comparison Approach was considered the most appropriate methodology and was utilized. The quality of land sales is considered strong as the sales included large land sites, sales near the subject, and in nearby communities. Several were recent, well located, and developed for retail use, similar to the highest and best use of a the subject. In addition, the appraiser was able to research pertinent facts about the sales, and the adjustments used were logical and market orientated.

         Therefore. having all of the foregoing in mind, and based on my knowledge and experience in dealing with similar real estate, it is the opinion of the appraiser that the market value of the fee simple interest in the subject property as if vacant was, as of July 12, 2002:

               THIRTEEN MILLION SIX HUNDRED FIFTY THOUSAND DOLLARS

                                  ($13,650,000)

                        SECTION VII: EXHIBITS AND ADDENDA

                                                                    Land Sale #1


LOCATION:         101 American Legion Highway, Revere

GRANTOR:          175 American Legion Revere Trust (Faye A. Florence, Tr. -
                  Syratech Corp.)

GRANTEE:          Bell Circle Associated (LLC) (Gary Saunders-Saunders Hotel
                  Group)

SALE DATE:        4/27/99

FRONTAGE:         265' American Legion Highway

LAND AREA:        2.866 acres; 124,839 sq. ft.

ZONING:           IP (Industrial Park)

PROPOSED          124,847 sq. ft. (zoning max)
BUILDING AREA:

UTILITIES:        All

CONDITION:        Normal

FINANCING:        All cash sale

INTEREST          Fee Simple
CONVEYED:

CONFIRMED W/:     Gary Saunders

SALE PRICE:       1,900,000

UNIT PRICE:       $15.22 per sq. ft.; $15.22 per FAR ft., $662,945 per acre

REMARKS: Located on local highway. Hotel is airport oriented. Soil condition did not allow construction of a basement.

3-YEAR SALE       No Prior Sale
HISTORY:

SELLER MOTIVE:    Divestment

BUYER MOTIVE:     Development of hotel - 207 rooms

                                 [SITE PLAN #1]

                                                                    Land Sale #2

LOCATION:         Long Pond Road, Plymouth

GRANTOR:          Bure LLC

GRANTEE:          Home Depot U.S.A., Inc.

SALE DATE:        2/1/01

DEED REF.         Book 19330, Page 341

FRONTAGE:         Long Pond Road

LAND AREA:        14.83 acres

ZONING:           Highway Commercial

PROPOSED          1 story retail box:  143,018 sq. ft.
BUILDING:

UTILITIES:        All

CONDITION:        Normal

FINANCING:        Normal

INTEREST          Fee Simple

CONVEYED:
CONFIRMED W/:     Registry

SALE PRICE:       $7,200,000

UNIT PRICE:       $485,502 per acre

REMARKS:          The property is located off of Route 3 in a commercial area.
                  The site is a portion of a larger parcel assembled by the seller in late 1999. The seller then went through the permitting process and sold the approved site to Home Depot fully permitted.

3-YEAR SALE       N.A.
HISTORY:

SELLER MOTIVE:    Divestment

BUYER MOTIVE:     Development of Home Depot

                                                                    Land Sale #3


LOCATION:         Route 1, Saugus

GRANTOR:          Confidential

GRANTEE:          Offer

SALE DATE:        Offer 6/01

TITLE REFERENCE:  N.A.

FRONTAGE:         Route 1

LAND AREA:        10+/- acres

ZONING:           Highway Commercial

PROPOSED          Bix Box
BUILDING:

UTILITIES:        All

CONDITION:        Normal

FINANCING:        N.A.

INTEREST          Fee Simple
CONVEYED:

CONFIRMED W/:     Broker

SALE PRICE:       $10,000,000 offer

UNIT PRICE:       $1,000,000 per acre

REMARKS: Offer for land w/some buildings to be demolished on established area of Route 1.

3-YEAR SALE       No Prior Sale in 3 years.
HISTORY:

SELLER MOTIVE:    N.A.

BUYER MOTIVE:     Big Box Retailer

                                                                    Land Sale #4

LOCATION:         Southern Artery (Route 3), Quincy, MA

GRANTOR:          Twiss Realty Company, Inc. (Stop & Shop)

GRANTEE:          Quirk Chevrolet

SALE DATE:        8/19/99

TITLE REFERENCE:  Book 13678, Page 0326

FRONTAGE:         Field Square & Southern Artery

LAND AREA:        6.314 acres (usable)

ZONING:           PUD, Quincy

LAND USE:         Land-Retail

UTILITIES:        All

CONDITION:        Normal

FINANCING:        Cash

INTEREST          Fee Simple
CONVEYED:

CONFIRMED W/:     Broker

SALE PRICE:       $3,500,000

UNIT PRICE:       $554,324 per acre

REMARKS: Sold with a 60-day agreement - no contingencies and a non-compete clause. Buyer had to obtain zoning changes and overcome a Chapter 91 issue and two old buildings were razed by the seller.

3-YEAR SALE       No Prior Sale in 3 years.
HISTORY:

SELLER MOTIVE:    Divestment

BUYER MOTIVE:     Expansion of Auto business in the area.

                                 [SITE PLAN #4]

                                                                    Land Sale #5


LOCATION:         1690-1710 Revere Beach Parkway, Everett & Chelsea, MA

GRANTOR:          Thibeault Realty

GRANTEE:          Everett Realty (LLC) Philip Pastan

SALE              DATE: 05/16/00

TITLE REFERENCE:  Various

FRONTAGE:         Revere Beach Parkway, Locus Beach, Fifth and Vale

LAND AREA:        6.9 acres

ZONING:           ID

LAND USE:         Former Auto dealership & Industrial area

UTILITIES:        All

CONDITION:        Normal

FINANCING:        Conventional

INTEREST          Fee Simple
CONVEYED:

CONFIRMED W/:     Building Department

SALE PRICE:       $5,725,000

UNIT PRICE:       $829,710 per acre

REMARKS:          Park of an assemblage for construction of 70,000+/- Super Stop
                  & Shop on well traveled local highway (Route 16)

3-YEAR SALE       No Prior Sale
HISTORY:

SELLER MOTIVE:    Divestment

BUYER MOTIVE:     Development

                                 [SITE PLAN #5]

                                                                    Land Sale #6


LOCATION:         Andover Street (Route 114), Danvers

GRANTOR:          Danvers Executive Park - Francis D. Privitera, Trustee

GRANTEE:          GP Development (LLC)

SALE DATE:        2/10/00

TITLE REFERENCE:  16192-0174, 16192-0166

FRONTAGE:         Andover Street

LAND AREA:        24.44 acres adjusted

ZONING:           Route 114 Corridor

LAND USE:         New 165,000 sq. ft. Lowes Retail

UTILITIES:        All

CONDITION:        Normal

FINANCING:        Cash

INTEREST          Fee Simple
CONVEYED:

CONFIRMED W/:     Don Corbett

SALE PRICE:       $9,949,000 Broker

UNIT PRICE:       $407,078 per acre

REMARKS: This is an assemblage of a total land area of 29.937 acres, adjusted less 4+/- acres as wetlands and 1.5+/- acres for drainage purposes. The broker indicated there were high off-site and infrastructure costs. There was also an older
                  60,000 square foot office building.

3-YEAR SALE       No Prior Sale
HISTORY:

SELLER MOTIVE:    Divestment

BUYER MOTIVE:     Development

                                 [SITE PLAN #6]

                                                                    Land Sale #7

LOCATION:         465 Center Street, Quincy, MA

GRANTOR:          Raytheon Company

GRANTEE:          Home Depot, U.S.A., Inc.

SALE DATE:        9/5/00

TITLE REFERENCE:  Book 14396, Page 43

FRONTAGE:         Center Street

LAND AREA:        14 acres

ZONING:           Commercial

LAND USE:         Land-Retail

UTILITIES:        All

CONDITION:        Normal

FINANCING:        At market

INTEREST          Fee Simple
CONVEYED:

CONFIRMED W/:     N/A

SALE PRICE:       $16,750,000

UNIT PRICE:       $1,196,429 per acre; $70.97 per sq. ft. building area (as is)

REMARKS: This is the sale of a large office, research and development facility located adjacent to the Quincy Adams MBTA station.
                  Approximately 4 acres of this site is located in the neighboring town of Braintree. Reportedly, the land located in Braintree contains wetlands and is considered undevelopable.
                  This office building, containing approximately 236,000 square feet, will be razed for the development of a Home Depot Store.
                  The site is located at the junction of the Burgin Parkway and Route 3 (Southeast Expressway).

3-YEAR SALE       No Prior Sale
HISTORY:

SELLER MOTIVE:    Divestment

BUYER MOTIVE:     Development

                                 [SITE PLAN #7]

                                     Land Sale - Abstracted from Ground Lease #8


LOCATION:         Westgate Mall (Reynolds Highway), Brockton

GRANTOR:          Campanelli

GRANTEE:          Lowes Home Improvement

SALE DATE:        Ground Lease 4/1/00

TITLE REFERENCE:  N/A

FRONTAGE:         In mall

LAND AREA:        16.01 acres

ZONING:           Commercial

UTILITIES:        All

CONDITION:        Normal

FINANCING:        N.A

INTEREST          20 yr. lease w/2 10 yr. options
CONVEYED:

CONFIRMED W/:     Appraiser

SALE PRICE:       $1,100,000/10.0% = $11,000,000

UNIT PRICE:       $687,070 per acre (abstracted)

REMARKS:          Rent is $1,100,000 1-10 yrs; $1,210,000 11-20 yrs; $1,331,000
                  21-30 yrs; $1,464,100 31-40 yrs. Lowes has the option to buy at the end of the 10th year.

3-YEAR SALE       N.A.
HISTORY:

SELLER MOTIVE:    N.A.

BUYER MOTIVE:     N.A.

                                                                    Land Sale #9

LOCATION:         74 & 100 Foley Street, Somerville, MA

GRANTOR:          SBH II Somerville LLC

GRANTEE:          Ikea Property Inc.

SALE DATE:        9/8/99

TITLE REFERENCE:  Book 30637, Page 118

FRONTAGE:         720 ft. Foley Street

LAND AREA:        16.57 acres

ZONING:           BPA Somerville

LAND USE:         Land-Retail

UTILITIES:        All

CONDITION:        Normal

FINANCING:        All Cash

INTEREST          Fee Simple
CONVEYED:

CONFIRMED W/:     N/A

SALE PRICE:       $19,500,000

UNIT PRICE:       $1,176,826 per acre

REMARKS:          This property is adjacent to the Assembly Square Mall near
                  I-93. The property was improved with two buildings at the time of the sale that were razed by the seller. According to the broker, a small portion of the site was subject to the River
                  Protection Act limiting development of a two-level furniture showroom and sales facility to contain approximately 270,000 square feet. Currently, project is under litigation by neighborhood groups.

3-YEAR SALE       N/A
HISTORY:

SELLER MOTIVE:    Divestment

BUYER MOTIVE:     Development

                                 [SITE PLAN #9]

                                                                   Land Sale #10

LOCATION:         End of Griffin Way, Chelsea

GRANTOR:          Garrish Limited Partnership

GRANTEE:          Griffin Way LLC

SALE DATE:        3/24/00

TITLE REFERENCE:  Book 24792, Page 129

FRONTAGE:         343 Griffin

LAND AREA:        14.61 acres

ZONING:           Industrial

LAND USE:         For Industrial Site

UTILITIES:        All

CONDITION:        Under agreement for 2 years

FINANCING:        First Dime Savings Bank of New York

INTEREST          Fee Simple
CONVEYED:

CONFIRMED W/:     Buyer & city

SALE PRICE:       $5,584,000

UNIT PRICE:       $382,204 per acre

REMARKS: The Massachusetts Resource Water Authority has a long term lease for the property. This triangular shaped site was purchased for the construction of a two-story office building, a 1-story storage facility and for exterior storage or materials. Currently (1/24/01) a 2-story office building is nearing completion. The buyer is developing the property. The
                  MWRA has signed a long-term lease with the new owner/developer, how land can be developed. Deed indemnifies seller regarding Chapter 21C and 21E.

3-YEAR SALE       No Prior Sale
HISTORY:

SELLER MOTIVE:    Divestment

BUYER MOTIVE:     Development

                                 [SITE PLAN #10]

                                                                   Land Sale #11

LOCATION:         222 Lee Burbank Hwy (Route 1A), Revere, MA

GRANTOR:          Global Revco Terminal (LLC)

GRANTEE:          Airlinn (LLC)

SALE DATE:        1/28/00

TITLE REFERENCE:  Book 24636, Page 0171

FRONTAGE:         N/A

LAND AREA:        87,768 sq. ft., 2.015 acres

ZONING:           PDD, Boston

LAND USE:         Industrial

UTILITIES:        All

CONDITION:        Normal

FINANCING:        Normal

INTEREST          Fee Simple
CONVEYED:

CONFIRMED W/:     Buyer's Representative

SALE PRICE:       $3,188,000

UNIT PRICE:       $36.32 per sq. ft., $1,582,213 per acre

REMARKS:          Purchased for development of hotel - Hampton Inn.

3-YEAR SALE       N/A
HISTORY:

SELLER MOTIVE:    Divestment

BUYER MOTIVE:     Development

                                 [SITE PLAN #11]

                           [SUBJECT LEGAL DESCRIPTION]

                          REVERE MONOGRAPH INFORMATION

GEOGRAPHY

LOCATION

Eastern Massachusetts, bordered by Winthrop, Boston, and Chelsea on the south; Everett and Malden on the west; Saugus and Lynn on the north; and the Atlantic Ocean on the east. Revere is 3 miles north of Boston.

TOTAL AREA:  10.03 sq. miles

LAND AREA:  5.92 sq. miles

POPULATION:  42,786

DENSITY:  7,227 per sq. mile

CLIMATE
(National Climatic Data Center)

(Boston WSO Station)
     Normal temperature in January . . . . . . 28.6(degrees)F
     Normal temperature in July . . . . . . . . . 73.5(degrees)F
     Normal annual precipitation  . . . . . . . .  41.5"

U.S.G.S. TOPOGRAPHICAL PLATES
     Boston North, Lynn

REGIONAL PLANNING AGENCY
     Metropolitan Area Planning Council

METROPOLITAN STATISTICAL AREA
     (1993 Definition)
        Boston

TRANSPORTATION

TRANSPORTATION AND ACCESS
     Revere is situated in the Greater Boston Area, which has excellent rail, air, and highway facilities. State Route 128 and Interstate Route 495 divide the region into inner and outer zones, which are connected by numerous "spokes" providing direct access to the airport, port, and intermodal facilities of Boston.

MAJOR HIGHWAYS
      Principal highways are U.S. Route 1 (the Northeast Expressway) and State Route 1A.

RAIL
      MBTA subway service is available on the Blue Line from 3 stations in Revere. Travel time to Government Center: 17 min. from Wonderland (1,223 parking spaces); 16 min. from Revere Beach (no parking), and 14 min. from Beachmont (402 spaces). Freight rail service is available from the Springfield Terminal Railway. Contact number: (508) 663-1073.

BUS
     Revere is a member of the Massachusetts Bay Transportation Authority
     (MBTA). The MBTA provides service to Wellington Station via Everett Square and Haymarket Station in Boston. The MBTA also provides THE RIDE, a paratransit service for the elderly and disabled.

OTHER
     Revere is within an easy commute to Logan International Airport. Shuttle bus service to all terminals is available at Airport Station, which is easily accessible on the Blue Line from Wonderland Station in Revere.

                                 [DEMOGRAPHICS]

                             [EMPLOYMENT STATISTICS]

                             REAL ESTATE TAX SUMMARY

                             [REAL ESTATE TAX BILLS]

                               DEMOLITION ESTIMATE

                         WONDERLAND GREYHOUND PARK, INC.
                                 190 VFW PARKWAY
                                   REVERE, MA

Prepared by
City Mills Associates
P.O. Box 504
Norfolk, MA 02056
617-908-6926
Steve Wirtes P.E.
7/10/02

      The estimate for the demolition of Wonderland Park is based on the removal of the superstructure. The superstructure consists of steel framing with block and brick; the floors are wood and concrete. The roof is steel beams with wood decking.

      The costs developed are based on estimating the quantities for each type of demolition and assigning labor and equipment over a period of time, please refer to estimate sheets. Hazardous waste is excluded in the estimate. In preparing the estimate general conditions and fees are added to the direct costs; this is appropriate due to the fact that the owners will negotiate the contract with a contractor. The general conditions account for miscellaneous project conditions such as fence, security, capping utilities, and other minor project incidentals. The costs for the substructure reflect leaving the caissons and grade beams in place.

Estimated Cost
         Superstructure                          $440,906.00

      In order to make a comparison, the undersigned requested a price from a prominent demolition contractor who is experienced in race track and sporting arena demolition. Their estimate amounted to $375,000.00, please refer to attachments. This estimate is within 7% of my initial direct cost of $400,824.00. The difference is attributable to certain volume contingencies which I included so as not to underestimate the costs which may allow for certain adjustments.

WONDERLAND GRAYHOUND PARK DEMOLITION ESTIMATE

SUPERSTRUCTURE


                     EQUIPMENT OPERATED                             QUANTITY              RATE               TOTAL
                     ------------------                             --------              ----               -----

MOBILIZATION                                                            10 EA            $500.00           $   5,000
CRANE                                                                40.00 HR            $150.00           $   6,000
BACKHOE                                                             640.00 HR            $140.00           $  80,800
BACKHOE WITH CLAW                                                   320.00 HR            $225.00           $  72,000
SKID STEER LOADER                                                   640.00 HR            $ 60.00           $  38,400

LABOR
FOREMAN                                                             320.00 HR            $ 45.00           $  14,400
LABORER                                                             320.00 HR            $ 40.00           $  12,800

DISPOSAL FEES
CONCRETE                                                            306.00 CY            $  5.00           $   1,530
BLOCK & BRICK                                                      1587.00 CY            $  5.00           $   7,935
WOOD & MISC                                                        5851.00 CY            $ 20.00           $ 117,020

TRUCKING
CONCRETE-2HRS/TRIP,20CY PER LOAD                                     30.60 HR            $ 75.00           $   2,295
BRICK 2HRS/TRIP,20CY PER LOAD                                       158.70 HR            $ 75.00           $  11,903
WOOD 3HRS PER TRIP, 60CY PER LD                                     292.55 HR            $ 75.00           $  21,941
                                                                                                             -------

TOTAL DIRECT COST                                                                                          $ 400,824

GENERAL CONDITIONS & FEES                                                 10%                              $  40,062
                                                                                                            --------

ESTIMATED SUPERSTRUCTURE DEMOLITION                                                                        $ 440,906

                            [COVER LETTER FROM NASDI]

CURRICULUM VITAE

ALEXANDER R. HOLLIDAY, 111, MAI

Alexander R. Holliday is Vice President and Senior Appraiser at R. M. Bradley & Co., Inc., Boston, Massachusetts in the Valuation and Consulting Services Division. Bradley is a century-old, full service, real estate firm. The company provides commercial and residential brokerage, property management, valuation and consulting services to a variety of local and national clients.

Mr. Holliday has been involved in the commercial real estate industry since 1984. He received his undergraduate degree from Lawrence University and MBA from Boston University. He has a variety of experience in the evaluation of complex commercial properties in conjunction with financing, acquisition, sales, property tax disputes, eminent domain, and estate and federal tax matters. In addition, he has extensive experience in lease arbitration, negotiations, market analysis, financial feasibility, and real estate consulting.

He holds the MAI designation of the Appraisal Institute and has served in various volunteer capacities within the Greater Boston Chapter. He has written several articles pertaining to commercial real estate in the BANKER AND TRADESMAN. Mr. Holliday has extensive civic involvement, including chairing a Mayoral appointed advisory committee for rezoning a section of Boston.

Specific appraisal and consulting assignments include:

SAUNDERS REAL ESTATE                        Valuation for special master
PORTFOLIO, BOSTON                           arbitration multi-property holdings
                                            including 350,000 sq. ft. office/
                                            retail complex, 110 unit investment
                                            grade apartment complex, and
                                            historic exhibition hall

JFK BUILDING, BOSTON                        Valuation of 800,000 sq. ft. office
                                            building

LINCOLN PLAZA, WORCESTER                    Valuation and reuse analysis of
                                            400,000 sq. ft. shopping center

BEACON/ALLSTON RAIL YARD                    50+ acre rail yard owned by Conrail-
BOSTON                                      counseling and tax appellate work

DOWNTOWN BOSTON OFFICE                      Lease determination for 1.5 million
FAIR MARKET RENTAL ANALYSIS                 sq. ft. of various federal
                                            government spaces ranging from Class
                                            A towers to Class B buildings

HOPEDALE INDUSTRIAL PARK                    Valuation of 20-building industrial
HOPEDALE                                    park

PAGE 2
CURRICULUM VITAE
ALEXANDER R. HOLLIDAY, III, MAI

SOUTH STATION, BOSTON                       Valuation of various surface, air
                                            rights, and subsurface easements
                                            for eminent domain purposes

HOWARD STREET BRIDGE                        Valuation of seven different
PROJECT, BROCKTON                           commercial and residential
                                            properties with surface and
                                            subsurface easements for eminent
                                            domain

RUSSIA WHARF                                320,000 sq. ft. historic office/
                                            retail building valued for eminent
                                            domain purposes

GLOUCESTER FISH PIER                        Valuation and counseling for
GLOUCESTER                                  renovated fish pier with three
                                            development sites


REAL ESTATE MATTERS EVALUATED

Fee Simple Rights
Leased Fee Rights
Leasehold Rights
Ground Leases
Permanent Easements
Temporary Easements
Development Rights
Fair Market Right
Investment Value
Value in Use
Limited Partnership and Partial Interest Discounts

PARTIAL LIST OF CLIENTS SERVED

Banking
Century Bank
BankBoston
Boston Private Bank
State Street Bank
Fleet Bank
Cambridgeport Bank
Cambridge Savings Bank
Citizens Bank
USTrust
Springfield Institution for Savings
National Westminster Bank

PAGE 3
CURRICULUM VITAE
ALEXANDER R. HOLLIDAY, III, MAI

PARTIAL LIST OF CLIENTS SERVED (CONTINUED)

Government
Massachusetts Bay Transportation Authority
Massachusetts Highway Department
Massachusetts Department of Capital Planning & Operations
General Services Administration
FDIC
Boston Redevelopment Authority
Massachusetts Land Bank

Private
Boston University
Consolidated Rail Corporation
Northeastern University
Boston College
Massachusetts Mutual Life Insurance Co.
Modern Continental
MBL Life Insurance Co.
Hale & Dorr
Lutheran Brotherhood/Investment Division
Gadsby & Hannah
ING Investment Management
Rackemann, Sawyer & Brewster
Saunders Real Estate Corporation
Ropes & Gray
Uehlein, Nason & Wall